Exhibit 10.8

EXECUTION VERSION

DATED 15 June 2012

MELCO CROWN GAMING (MACAU) LIMITED

and

STUDIO CITY ENTERTAINMENT LIMITED

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT (“Agreement”) is made and entered on 15 June 2012, between

MELCO CROWN GAMING (MACAU) LIMITED, a limited liability company by shares, with head office in Macau at Avenida Dr Mario Soares, No. 25, Edificio Montepio, 1st Floor, Room 13, registered in the Macau Commercial and Movable Assets Registry under no.24325, with share capital of MPO1,000,000,000.00 (one billion patacas) hereinafter referred to as “Operator”), and

STUDIO CITY ENTERTAINMENT LIMITED, a limited liability company by quotas, with head office in Macau at Avenida Dr Mario Soares, No. 25, Edificio Montepio, 1st Floor, Room 13, with share capital of MPO1,000,000.00 (one hundred thousand patacas), registered with Macau Commercial and Movable Assets Registry under no.26710 (hereinafter referred to as “MSC”).

RECITALS:

(A)    New Cotai, LLC (“New Cotai”) and MCE Cotai Investments Limited (“MCE Cotai”), an Affiliate of Melco Crown Entertainment Limited (“MCE”), and the Operator, have formed a joint venture to develop a multi-use destination resort (the “Project”) situated within an area at Zona de Aterro entre Taipa e Coloane (Cotai), described at the Macau Immovable Property Registry under no. 23059, comprised by Lotes G300, G310 e G400.

(B)    New Cotai and MCE Cotai (the “Shareholders”) expect the Project to include hotels, retail, convention, performance hall, movie and/or television studio, tourist, entertainment, gaming and gaming related facilities.

(C)    Pursuant to the Services and Right to Use Agreement entered between MSC, Operator and NC Entertainment, LCC dated May 11, 2007, as amended pursuant to the Supplemental Agreement dated 15 June, 2012 (and as may be further amended from time to time, pursuant to Macau Government approval) (the “Services and Right to Use Agreement”), the Operator shall occupy and use the areas comprising the Casino to conduct Gaming Activities and MSC shall provide certain services, as further set forth therein.

(D)    Under the Services and Right to Use Agreement, as consideration for the Operator Services, the Operator is entitled to retain the Operator’s consideration.

(E)    As part of the arrangement between the Shareholders for the development of the Project, the parties desire to enter into this Agreement.

Considering the Recitals above which forms an integral part of this agreement, the parties agree as follows:

1.    Definitions. Unless otherwise defined herein, all terms used in the services and right to use agreement shall have the same meaning when use in this agreement, and

“Compensation Amount” has the meaning set forth in clause 10 of this Agreement;

“Reimbursement Amount” means an amount equivalent to the amount receivable by the Operator as Operator Consideration (less the amount attributable to Rent) under the Services and Right to Use Agreement;

“Services and Right to Use Agreement” has the meaning set forth in the Recitals, and

“Term” has the meaning set forth in clause 2 of this Agreement.

2.    Term. Notwithstanding clause 3 of the Supplement Agreement, this Agreement shall become effective on the Effective Date and shall remain effective for so long as the Services and Right to Use Agreement is in force and effect.

3.    Payment Obligation. Operator agrees that commencing upon the commencement date and during the term, operator shall pay to MSC monthly the Reimbursement Amount.

4.    Payment Method. In order to comply with Operator’s obligation under this Agreement, Operator hereby Irrevocably directs that the Reimbursement Amount be paid to MSC from the amounts standing in the Trust Account on the date that the Operator is entitled to receive the Operator Consideration under the Services and Right to Use Agreement. To give effect to such direction, the Operator agrees, upon establishment of the Trust Account and at any other times requested by MSC, to give the required instructions pursuant to the Trust Account Agreement of the Trust Account and acknowledges that such instructions may only be withdrawn or amended with the prior written consent of MSC. MSC acknowledges that in case of termination of this Agreement, the Operator may withdraw or amend such instructions without the consent of MSC.

5.    Payment Account. MSC shall direct the bank or trust company in which the Trust Account is open to deposit the Reimbursement Amount into any MSC account, as determined by MSC from time to time.

6.    Termination. This Agreement shall automatically terminate upon termination of the Services and Right to Use Agreement.

7.    Compliance with Laws. Operator and MSC each agree to be jointly and severally responsible for complying with all laws, rules and regulations, of whatsoever nature, in relation to prevention of money laundering, financing to terrorism and corruption, as in force from time to time.

8.    Acknowledgement. The parties acknowledge that the Operator’s obligation to pay the Reimbursement Amount to MSC is undertaken under the premises that MCE Cotai or one of its Affiliates shall pay to Operator an amount equal to the Reimbursement Amount immediately upon request by the Operator (“Compensation Amount”). Notwithstanding, the parties acknowledge that the Operator’s obligation under this Agreement is separate and independent from the obligation of MCE Cotai (or any of its Affiliates) to pay to the Operator the Compensation Amount, such that any failure by MCE Cotai or any of its Affiliates to pay the Compensation Amount to the Operator shall not entitle the Operator to discontinue, suspend, reduce, adjust or otherwise modify or terminate its obligation to pay the Reimbursement Amount to MSC.

9.    Assignment. This Agreement may only be assigned in conjunction with the Services and Right to Use Agreement pursuant to the assignment terms set out therein and must be assigned to any party to which the Services and Right to Use Agreement is assigned in accordance with the terms set out therein notwithstanding the absence of any requirements of such assignment in the Services and Right to Use Agreement, subject always to its termination in accordance with clause 6 hereof.

10.    Governing Law. This Agreement shall be governed by and construed in accordance with Macau Law.

11.    Confidentiality Agreement. The parties agree that the provisions of the Services and Right to Use Agreement in respect of confidentiality shall apply in the same manner to this Agreement.

12.    Dispute Resolution Procedures. The Dispute Resolution Procedures of the Services and Right to Use Agreement shall apply in the same manner to this Agreement.

For and on behalf of

STUDIO CITY ENTERTAINMENT LIMITED

/s/ Chung Yuk Man
Chung Yuk Man

For and on behalf of

MELCO CROWN GAMING (MACAU) LIMITED

/s/ Janelle Maree Campbell
Janelle Maree Campbell

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